UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 22, 2009

Adobe Systems Incorporated
(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue
San Jose, California 95110-2704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 22, 2009, Adobe Systems Incorporated (the “Company”) drew down an aggregate amount of $650.0 million (the “Current Borrowing”) under its revolving credit facility (the “Facility”) pursuant to the Credit Agreement dated as of February 16, 2007, as amended on August 13, 2007 and February 26, 2008, among BNP Paribas, Keybank National Association, and UBS Loan Finance LLC as Co-Documentation Agents; JPMorgan Chase Bank, N.A. as Syndication Agent; Bank of America, N.A. as Administrative Agent and Swing Line Lender; the other lenders party thereto; and Banc of America Securities LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Managers  (the “Credit Agreement”).

The Credit Agreement is a five-year $1 billion senior unsecured revolving credit facility, providing for loans to the Company and certain of its subsidiaries. Pursuant to the terms of the Credit Agreement, the Company retains an option to request an additional $500 million in commitments, for a maximum aggregate loan commitment of $1.5 billion. The Credit Agreement contains various customary representations, warranties, and affirmative, negative and financial covenants. In an event of default as specified in the Credit Agreement, the lenders may terminate the Credit Agreement, and all loan amounts outstanding, including all accrued interest and unpaid fees, would become immediately due and payable.

The loans under the Facility bear interest, payable, at a minimum, quarterly, based on a pricing grid tied to the financial covenant. Commitment fees are payable quarterly at rates between 0.05% and 0.15% per year based on the same pricing grid. The Company expects the Current Borrowing will be used for general corporate purposes, including financing the acquisition of Omniture, Inc. Following this Current Borrowing, there is no remaining availability under the Facility.

The lenders’ commitments under the Credit Agreement will terminate on February 16, 2013 and any borrowings outstanding will mature and be payable on such date. The Company may request, however, on any anniversary of the closing date of the Credit Agreement, that each lender extend the maturity date of its loan commitments for an additional year.

Certain of the lenders and their respective affiliates are currently performing, have performed, and may in the future perform, various commercial banking, investment banking, and other financial advisory services for the Company and its subsidiaries, for which they have received, and will receive, customary fees and expenses.

The description of the Credit Agreement provided above is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement (including amendments as described above), which were provided as exhibits to the Company’s Current Report on Form 8-K on August 16, 2007 and February 29, 2008 and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: September 24, 2009	By:	/s/ Mark Garrett
Mark Garrett
Executive Vice President and Chief Financial Officer